Exhibit 10.45

Grant No. Kerr Initial Grant

☐ Kerr’s Copy

☐ Company’s Copy
Arbitron Inc.
2008 Equity Compensation Plan
Deferred Stock Unit Agreement — Initial Grant
To William T. Kerr:
     Arbitron Inc. (the “Company”) has granted you (the “Grant”) deferred stock units as set forth on Exhibit A to this Agreement (the “DSUs”) under its 2008 Equity Compensation Plan (the “Plan”), subject to the Vesting Schedule specified on Exhibit A.
     The Grant is subject in all respects to the applicable provisions of the Plan. This Agreement does not cover all of the rules that apply to the Grant under the Plan, and the Plan defines any capitalized terms in this Agreement that this Agreement does not define.
     In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

Vesting Schedule	The Grant becomes nonforfeitable (“Vested”) as to some or all of the DSUs only as provided on Exhibit A.

Distribution	You will receive a distribution of shares (the “Shares”) of Company common stock (“Common Stock”) equivalent to your DSUs as follows:

One-quarter of the initial DSUs within 45 days following each anniversary of the Date of Grant, provided that (i) no DSUs will be paid before they vest, (ii) no DSUs will be paid until 30 days after you have a separation from service, except as the Plan may otherwise require, and (iii) all DSUs will be distributed within 30 days after and if your employment ends as a result of your death or Disability (as the latter is defined in your employment agreement with the Company dated February 11, 2010 (the “Employment Agreement”), provided that the Disability will only accelerate the payment schedule if it also satisfies the definition of Disability under Section 409A of the Code.

Limited Status	You understand and agree that the Company will not consider you a shareholder for any purpose with respect to the Shares, unless and until the Shares have been issued to you on the Distribution Date(s). You will, however, receive dividend equivalents (“Dividend Equivalent Rights”) with respect to the Vested DSUs, measured using the Shares they represent, with the amounts convertible into full or fractional additional Vested DSUs based on dividing the dividends by the Fair Market Value (as defined in the Plan) as of the date of dividend distribution and holding the resulting additional Vested DSUs for distribution as provided for the DSUs with respect to which they were issued.

Voting	DSUs cannot be voted. You may not vote the Shares unless and until the Shares are distributed to you.

Transfer Restrictions and Forfeiture	You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in the Shares until the Shares are distributed to you. Any attempted Transfer that precedes the Distribution Date for such Shares is invalid.

Unless the Administrator determines otherwise at any time or Exhibit A provides otherwise, if your service with the Company terminates for any reason before all of your DSUs are Vested, then you will forfeit such unvested DSUs (and the Shares to which they relate) to the extent that such DSUs do not otherwise vest as a result of the termination. The forfeited DSUs will then immediately revert to the Company. You will receive no payment for DSUs that you forfeit.

Additional Conditions	The Company may postpone issuing and delivering any Shares for so long as the Company determines to be advisable to satisfy the following:
to Receipt

its completing or amending any securities registration or qualification of the Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person or entity seeking to receive the Shares after your death is entitled to do so;

your complying with any requests for representations under the Grant and the Plan; and

its or your complying with any federal, state, or local tax withholding obligations.

Taxes and Withholding	The DSUs provide tax deferral, meaning that they are not taxable to you for income tax purposes until you actually receive Shares on or around each Distribution Date. You will then owe taxes at ordinary income tax rates as of each Distribution Date at the Shares’ value.

The Company is required to withhold (in cash from salary or other amounts owed you) the applicable percentage of the value of the Shares on the Distribution Date, regardless of whether you sell them. If the Company does not choose to do so, you agree to arrange for payment of the withholding taxes and/or confirm that the Company is arranging for appropriate withholding. You will be subject to Social Security and Medicare taxation as you vest in the DSUs, and the preceding provisions will apply to those taxes as though the vesting date were a Distribution Date.

Additional Representations	If you receive Shares at a time when the Company does not have a current registration statement (generally on Form S-8) under the Act that

from You	covers issuances of Shares to you, you must comply with the following before the Company will release the Shares to you. You must:

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Shares for your own account and not with a view to reselling or distributing the Shares; and

agree that you will not sell, transfer, or otherwise dispose of the Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

Additional Restriction	You will not receive the Shares if issuing the Shares would violate any applicable federal or state securities laws or other laws or regulations.

No Effect on Employment or Other Relationship	Nothing in this Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without cause. The termination of your relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

No Effect on Running Business	You understand and agree that the existence of the DSU will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

Section 409A	This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and must be construed consistently with that section. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Vested portion is increased in connection with your “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) you are then a “specified employee” within the meaning of Section 409A at the time of such separation from service (as determined by the Company, by which determination you agree you are bound) and (y) the payment under such accelerated DSUs will result in the imposition of additional tax under Section 409A if paid to you within the six month period following your separation from service, then the payment under such accelerated DSUs will not be made until the earlier of (i) the date six months and one day following the date of your separation from service or (ii) the 10th day after your date of death, and will be paid within 10 days thereafter. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

Unsecured Creditor	This Agreement creates a contractual obligation on the part of the Company to make payment under the DSUs credited to your account at the time provided for in this Agreement. Neither you nor any other party claiming an interest in deferred compensation hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive payments hereunder is that of an unsecured general creditor of Company.

Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices	Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary. If mailed, you should address it to the Company’s Secretary at the Company’s then corporate headquarters, unless the Company directs participants to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Administrator will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to participants.

Plan Governs	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

Arbitron Inc.
Date: February 15, 2010	By:	/s/ Timothy T. Smith
Executive VP, Chief Legal Officer and
Secretary

ACKNOWLEDGMENT
     I acknowledge I received a copy of the Plan. I represent that I have read and am familiar with the Plan’s terms. I accept the Grant subject to all of the terms and provisions of this Agreement and of the Plan under which the Grant is made, as the Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Grant.

Date: February 18, 2010	/s/ William T. Kerr
William T. Kerr

     No one may sell, transfer, or distribute the securities covered by the Grant without an effective registration statement relating thereto or an opinion of counsel satisfactory to the Company or other information and representations satisfactory to the Company that such registration is not required.

Grant No. Kerr Initial Grant
Arbitron Inc.
2008 Equity Compensation Plan
Deferred Stock Unit
Exhibit A
Recipient Information:
Name: William T. Kerr
Signature: X /s/ William T. Kerr
Grant Information:

DSUs: 60,144	Date of Grant: February 11, 2010

Vesting Schedule	The Grant is Vested as to one-fourth of the DSUs on each of the next four one year anniversaries of the Date of Grant (each a “Vesting Date”), assuming you remain an individual service provider to the Company through those dates.

Special Acceleration	If your employment with the Company and all Subsidiaries ends by death or Disability, the DSUs will vest in full.

If your employment ends on a termination without Cause or Retirement (each as determined under Section 6(b) of the Employment Agreement and as defined in Section 6(e) thereof), any unvested portions of the DSUs will be treated as fully vested and will continue to be paid out according to the schedule in Distributions in the Grant agreement.

If your employment ends with your resignation other than under a Retirement, you will immediately forfeit any unvested DSUs and the Shares to which they relate and any vested DSUs will continue to be paid out according to the schedule in Distributions in the Grant Agreement.

If your employment ends on a termination by the Company for Cause, you will immediately forfeit all DSUs and the Shares to which they relate.

Any acceleration of vesting under this Employment Termination section is subject, as applicable, to Section 4(c)(iii)(e) of the Employment Agreement and to the release requirement of Section 6(d) of the Employment Agreement.

Change in Control	If a Change in Control Event (as defined in the Plan) occurs before the final Distribution Date and the Change in Control Event also would be an event described in Treas. Reg. Section 1.409A-3(i)(5), any unvested DSUs you then hold will fully Vest. A Change in Control Event that does not comport with that regulation will not cause full Vesting unless otherwise permitted by Section 409A. The payment will be in cash (unless the Board determines otherwise) equal to the value per share of the consideration received in the Change in Control Event multiplied by the number of DSUs, at which point the DSUs will expire without further obligation to you. The Board will have the authority to value any consideration received in the Change in Control Event to the extent neither cash nor readily marketable securities.